Exhibit 4.1

P. H. GLATFELTER COMPANY

Issuer

5.375% Senior Notes due 2020

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 27, 2015

U.S. BANK NATIONAL ASSOCIATION

Trustee

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 27, 2015, among Glatfelter Advanced Materials N.A., Inc. and Glatfelter Composite Fibers NA, Inc., each a Delaware corporation (the “Additional Subsidiary Guarantors”), the entities listed on Schedule I hereto (collectively, the “Existing Subsidiary Guarantors”), P. H. Glatfelter Company, a Pennsylvania corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company, the Existing Subsidiary Guarantors and the Trustee are parties to an indenture dated as of October 3, 2012 (the “Indenture”), providing for the issuance of 5.375% Senior Notes due 2020 (the “Notes”);

WHEREAS, each Additional Subsidiary Guarantor desires to become a Subsidiary Guarantor under the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture without notice to or consent of any Noteholder to, among other things, add Subsidiary Guarantees and;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously to the Trustee an Officers’ Certificate and an Opinion of Counsel.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree, for the equal and proportionate benefit of all Noteholders, as follows:

ARTICLE ONE

Ratifications; Definitions

SECTION 1.01. First Supplemental Indenture. This Supplemental Indenture is supplemental to, and is entered into in accordance with Section 9.01 of the Indenture, and except as modified, amended and supplemented by this Supplemental Indenture, the provisions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect; and

SECTION 1.02. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

ARTICLE TWO

Additional Subsidiary Guarantors

SECTION 2.01. Guarantee. Each Additional Subsidiary Guarantor hereby expressly assumes the obligations of, and otherwise agrees to perform all of the duties of, a Subsidiary Guarantor (in addition to any other Subsidiary Guarantors) under the Indenture, subject to the terms and conditions thereof, with the same effect as if such Additional Subsidiary Guarantor had been named as a Subsidiary Guarantor therein as of the date this Supplemental Indenture is executed and delivered.

ARTICLE THREE

Miscellaneous

SECTION 3.01. Successors and Assigns. This Supplemental Indenture shall be binding upon each Additional Subsidiary Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture, this Supplemental Indenture and the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Supplemental Indenture and the Indenture.

SECTION 3.02. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 3.03. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

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SECTION 3.04. Effective Date. This Supplemental Indenture shall become effective upon execution and delivery hereof.

SECTION 3.05. Incorporation into Indenture. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture; and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 3.06. Acceptance. The Trustee accepts the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions set forth therein as so supplemented.

SECTION 3.07. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.08. Table of Contents; Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered part hereof and shall not modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

P. H. GLATFELTER COMPANY

By:	/s/ Ramesh Shettigar
Name:	Ramesh Shettigar
Title:	VP, Treasurer

PHG TEA LEAVES, INC.

By:	/s/ Gregory L. Barta
Name:	Gregory L. Barta
Title:	President

MOLLANVICK, INC.

By:	/s/ Gregory L. Barta
Name:	Gregory L. Barta
Title:	President

GLATFELTER HOLDINGS LLC

By:	/s/ Gregory L. Barta
Name:	Gregory L. Barta
Title:	President

GLATFELTER ADVANCED MATERIALS N.A., INC.

By:	/s/ Christopher W. Astley
Name:	Christopher W. Astley
Title:	President

GLATFELTER COMPOSITE FIBERS NA, INC.

By:	/s/ Ramesh Shettigar
Name:	Ramesh Shettigar
Title:	Vice President

[Signature Page to First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patricia A. Welling
Name:	Patricia A. Welling
Title:	Vice President

[Signature Page to First Supplemental Indenture]

SCHEDULE I

EXISTING SUBSIDIARY GUARANTORS

PHG Tea Leaves, Inc.

Mollanvick, Inc.

Glatfelter Holdings LLC

Schedule I to First Supplemental Indenture